Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-171957) and Form S-8 (File No. 333-171954, 333-150268) of our report dated September 30, 2013, relating to the consolidated financial statements of ZBB Energy Corporation, which includes an explanatory paragraph relating to ZBB Energy Corporation's ability to continue as a going concern and appears on page 41 of this Annual Report on Form 10-K for the year ended June 30, 2013.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Milwaukee, Wisconsin
September 30, 2013